Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Grant Thornton LLP 1801 California St., Suite 3700 Denver, CO 80202 T 303.813.4000 F 303.839.5711 www.GrantThornton.com

Restoration Robotics, Inc.

We have issued our report dated July 7, 2017 (except for Note 16 and the effects thereof, which is as of September 18, 2017), with respect to the consolidated financial statements of Restoration Robotics, Inc. contained in the Final Prospectus, filed on October 13, 2017, relating to the Registration Statement on Form S-1 (File No. 333-220303) which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

GRANT THORNTON LLP

/s/ GRANT THORNTON LLP

Denver, Colorado

October 17, 2017